News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS STRONG SECOND QUARTER RESULTS

Exceeded Range for Each Guidance Metric; Achieved Targeted Net Leverage Ratio Ahead of Schedule

CHICAGO, January 7, 2021— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the second quarter of fiscal year 2021, which ended on November 29, 2020. All comparisons are against the prior-year fiscal period, unless otherwise noted.  Certain terms used in this release, including “Organic net sales,” “EBITDA,” and certain “adjusted” results, are defined under the section entitled “Definitions.”  See page 5 for more information.

Highlights

•	Second quarter net sales increased 6.2%, and organic net sales increased 8.1%, with significant growth in each of the Company’s three retail segments on both a reported and an organic basis.
•	Total Company operating margin increased 250 basis points to 17.7%, and adjusted operating margin increased 250 basis points to 19.6%.
•	Diluted earnings per share from continuing operations (EPS) for the second quarter grew 45.3% to $0.77, and adjusted EPS grew 28.6% to $0.81.
•

From the close of the Pinnacle Foods acquisition through the end of the second quarter, the Company has reduced its gross debt by $2.3 billion; this reduction in debt, together with strong earnings, enabled the Company to achieve its targeted Net Leverage Ratio ahead of schedule.

•	The Company is providing guidance for the third quarter of fiscal 2021:
o	Organic net sales growth is expected in the range of +6% to +8%
o	Adjusted operating margin is expected in the range of 16.0% to 16.5%
o	Adjusted EPS is expected in the range of $0.56 to $0.60
•	The Company is reaffirming its fiscal 2022 guidance, which does not yet include the impact of the pending sale of the Peter Pan peanut butter business.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our second quarter results reflect strong performance across the business and outstanding execution delivered by employees across the company.  We exceeded expectations on net sales, profitability, and de-leveraging while continuing to invest in the business.  We have continued to selectively invest in production capacity and marketing support to increase the availability and awareness of our products to maximize long-term brand health.”

He continued, “We remain confident that Conagra Brands is well-positioned to capture the benefits of the shifting consumer behavior, many of which we believe will continue well into the future.  The continued business momentum, coupled with our disciplined approach to investment, reinforce our confidence in the long-term potential of the business and our ability to create sustained value for our shareholders.”

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Total Company Second Quarter Results

In the quarter, net sales increased 6.2% to $3.0 billion.  The growth in reported net sales primarily reflects:

•

a 1.7% net decrease from the divestitures of the Direct Store Delivery (DSD) snacks business, the Lender’s bagel business, the H.K. Anderson business, and the exit of the private label peanut butter business (collectively, the Sold Businesses);

•	a 0.2% net decrease due to foreign exchange; and
•	a 8.1% increase in organic net sales.

The 8.1% increase in organic net sales was driven by a 6.6% increase in volume and a favorable price/mix impact of 1.5%.  The volume increase was primarily driven by consumers increasing their at-home food consumption as a result of the COVID-19 pandemic, which benefitted the Company’s retail segments but negatively impacted the Foodservice segment. The price/mix favorability was primarily driven by favorable sales mix.

Gross profit increased 11.4% to $889 million in the quarter, and adjusted gross profit increased 11.4% to $895 million.  Gross margin increased 139 basis points to 29.7% in the quarter, and adjusted gross margin increased 139 basis points to 29.9%.  The net sales increase, together with very strong supply chain realized productivity, favorable margin mix, cost synergies associated with the Pinnacle Foods acquisition, and fixed cost leverage combined to more than offset input cost inflation, higher transportation costs, COVID-19-related expenses, the impact of foreign exchange, and lost profit from the Sold Businesses.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), decreased 3.3% to $358 million in the quarter.  Adjusted SG&A, which excludes A&P, decreased 6.2% to $244 million, primarily as a result of cost synergies associated with the Pinnacle Foods acquisition as well as temporarily reduced spending as employees worked from home and business travel was reduced.  A&P for the quarter increased 4.7% to $64 million, driven primarily by higher eCommerce investments.

Net interest expense was $108 million in the quarter.  Compared to the prior-year period, net interest expense decreased 11.3% or $14 million, driven by lower levels of debt outstanding.

The Company’s 491 million average diluted shares outstanding in the quarter was an increase of 0.5% versus the prior-year period.

In the quarter, net income attributable to Conagra Brands increased 45.4% to $379 million, or $0.77 per diluted share.  Adjusted net income attributable to Conagra Brands increased 29.5% to $396 million, or $0.81 per diluted share, in the quarter.  The increases were driven primarily by the increase in gross profit and reduction in SG&A. The increase in adjusted EPS in the quarter was primarily driven by the increase in adjusted net income attributable to Conagra Brands, slightly offset by higher average diluted shares outstanding.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 16.7% to $712 million in the quarter, primarily driven by the previously mentioned increase in adjusted gross profit and decrease in adjusted SG&A.

Grocery & Snacks Segment Second Quarter Results

Net sales for the Grocery & Snacks segment increased 12.5% to $1.3 billion in the quarter reflecting:

•	a 2.8% decrease from the impact of the Sold Businesses; and
•	a 15.3% increase in organic net sales.

On an organic net sales basis, volume increased 13.6% and price/mix increased 1.7%.  Volume benefited from increased at-home eating as a result of the COVID-19 pandemic and replenishment of customer inventory levels.  The increase in price/mix was primarily driven by favorable mix.  Many grocery and snack brands

CONAGRA BRANDS

experienced strong organic sales growth in the quarter, including snack brands Orville Redenbacher’s, Act II, Swiss Miss, Snack Pack, and Duncan Hines and staples brands such as RO*TEL, Libby’s, Chef Boyardee, PAM, Hunt’s, and Armour Star.

Operating profit for the segment increased 19.9% to $316 million in the quarter.  Adjusted operating profit increased 16.8% to $319 million, primarily driven by organic net sales growth, very strong supply chain realized productivity, and cost synergies associated with the Pinnacle Foods acquisition.  These benefits were partially offset by the impacts of input cost inflation, higher transportation costs, COVID-19-related expenses, and the lost profit from the Sold Businesses.

Refrigerated & Frozen Segment Second Quarter Results

Net sales for the Refrigerated & Frozen segment increased 6.8% to $1.2 billion in the quarter reflecting:

•	a 1.0% decrease from the impact of the Sold Businesses; and
•	a 7.8% increase in organic net sales.

On an organic net sales basis, volume increased 6.4% and price/mix increased 1.4%.  Volume benefited from increased at-home eating as a result of the COVID-19 pandemic.  The price/mix increase was primarily driven by lower promotion levels.  Many brands, including P.F. Chang’s Home Menu, Reddi-wip, Hebrew National, Hungry-Man, Gardein, Marie Callender’s, and Birds Eye experienced strong organic net sales growth in the quarter.

Operating profit for the segment increased 41.1% to $264 million in the quarter.  Adjusted operating profit increased 25.6% to $272 million as the benefits of higher organic net sales, very strong supply chain realized productivity, and cost synergies associated with the Pinnacle Foods acquisition more than offset the impacts of input cost inflation, higher transportation costs, COVID-19-related expenses, and lost profit from the Sold Businesses.

International Segment Second Quarter Results

Net sales for the International segment increased 6.6% to $250 million in the quarter reflecting:

•	a 2.5% decrease from the unfavorable impact of foreign exchange; and
•	a 9.1% increase in organic net sales.

On an organic net sales basis, volume increased 6.4% and price/mix increased 2.7%. During the quarter, the segment benefited from elevated demand related to the impacts of the COVID-19 pandemic, and experienced strong growth in both Canada and Mexico.

Operating profit for the segment increased 49.3% to $40 million in the quarter.  Adjusted operating profit increased 48.4% to $40 million as the increase in organic net sales, together with the benefits from favorable supply chain realized productivity and product mix were partially offset by the impacts of higher input costs and foreign exchange.

Foodservice Segment Second Quarter Results

Net sales for the Foodservice segment decreased 23.1% to $212 million in the quarter reflecting:

•	a 1.7% decrease from the impact of the Sold Businesses; and
•	a 21.4% decrease in organic net sales.

On an organic net sales basis, volume decreased 25.3% primarily driven by lower restaurant traffic as a result of the COVID-19 pandemic.  Price/mix was favorable at 3.9% in the quarter primarily driven by increased pricing to offset higher input costs.

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Operating profit for the segment decreased 41.6% to $22 million in the quarter, as the impacts of lower organic net sales and higher input costs more than offset the impacts of favorable supply chain realized productivity and cost synergies associated with the Pinnacle Foods acquisition.

Other Second Quarter Items

Corporate expenses increased 27.0% to $111 million in the quarter, primarily driven by expenses associated with the early extinguishment of debt.  Adjusted corporate expense decreased 9.2% to $64 million in the quarter, as favorability from synergies and COVID-related savings, such as less travel expense, more than offset slightly higher incentive compensation expense.

Pension and post-retirement non-service income was $14 million in the quarter compared to $11 million of income in the prior-year period.

In the quarter, equity method investment earnings were $23 million.  The 16.7% decrease on a reported basis and the 18.5% decrease on an adjusted basis were primarily driven by less favorable market conditions for the Ardent Mills joint venture.

In the quarter, the effective tax rate was 17.6% compared to 24.3% in the prior-year period, primarily driven by a release of our valuation allowance on capital loss carryforwards as a result of the pending sale of the Peter Pan peanut butter business.  The adjusted effective tax rate was 23.2% compared to 23.4% in the prior-year period.

In the quarter, the Company paid a dividend of $0.2125 per share.  As previously announced, during the second quarter the Company’s Board of Directors approved an increase in the quarterly dividend to $0.275 per share of common stock, with such increase effective in the third quarter.

The Company remains committed to a solid investment grade credit rating.  Since the closing of the Pinnacle Foods acquisition through the end of the second quarter of fiscal 2021, the Company has reduced total gross debt by more than $2.3 billion, resulting in total debt of $9.3 billion and net debt of $9.2 billion as of the end of the second quarter of fiscal 2021.  In the last four fiscal quarters ended November 29, 2020, the Company generated $1.1 billion in net income attributable to Conagra Brands and adjusted EBITDA of $2.6 billion.  As of the second quarter of fiscal 2021, the Company’s net debt to last twelve month adjusted EBITDA ratio (Net Leverage Ratio) was 3.6x, achieving the 3.5x to 3.6x Net Leverage Ratio target ahead of schedule.

Portfolio Update

On December 7, 2020, the Company entered into a definitive agreement to sell its Peter Pan peanut butter business to Post Holdings, Inc.  The transaction is subject to customary closing conditions and is expected to be completed in the first calendar quarter of 2021.  The business is currently reflected primarily within the Grocery & Snacks segment, and to a lesser extent within the International and Foodservice segments.  The sale is expected to have an annualized impact of reducing net sales by approximately $110 million and adjusted EPS by approximately $0.03.

Outlook

The ultimate impact of the COVID-19 pandemic on the Company’s full year fiscal 2021 consolidated results remains uncertain.  The Company continues to expect demand in retail channels to remain elevated and demand in foodservice channels to remain challenged versus historical norms.  However, the degree and timing of changes in retail and foodservice demand levels are difficult to predict with enough certainty to provide a full-year outlook at this time.

In the third quarter to-date, the Company has seen a sustained increase in demand in its retail segments.  The Company has also continued to see reduced demand in its Foodservice segment when compared to pre-

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COVID-19 demand levels.  COVID-19-related costs have also continued to impact the business.  Based on these factors, the Company is providing the following third quarter fiscal 2021 guidance:

•	Organic net sales growth of +6% to +8%
•	Adjusted operating margin of 16.0% to 16.5%
•	Adjusted EPS of $0.56 to $0.60

The Company’s third quarter guidance does not yet include any impacts from the pending sale of the Peter Pan peanut butter business.  It also continues to assume that the end-to-end supply chain operates effectively during this period of heightened demand.

The Company is reaffirming its fiscal 2022 guidance of:

•	Organic net sales growth (3-year CAGR ending fiscal 2022) of +1% to +2%
•	Adjusted operating margin of 18% to 19%
•	Adjusted EPS of $2.66 to $2.76
•	Free cash flow conversion (percentage of adjusted net income 3-year average) of 95%+

The Company’s fiscal 2022 guidance does not yet include the impact of the pending sale of the Peter Pan peanut butter business.  The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.77 EPS for the second quarter of fiscal 2021 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.03 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.01 per diluted share of net benefit related to the gain on divestiture of a business
•	Approximately $0.07 per diluted share of net expense related to the early extinguishment of debt
•	Approximately $0.05 per diluted share of net benefit related to a release of a valuation allowance on our capital loss carryforward
•	Approximately $0.01 per diluted share of negative impact due to rounding

The following are included in the $0.53 EPS for the second quarter of fiscal 2020 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.06 per diluted share of net expense related to restructuring plans
•	Approximately $0.05 per diluted share of net expense related to an impairment of the Lender’s bagel business
•	Approximately $0.02 per diluted share of net benefit related to a contract settlement gain
•	Approximately $0.01 per diluted share of net expense related to environmental matters
•	Approximately $0.01 per diluted share of net benefit related to unusual tax items
•	Approximately $0.01 per diluted share of negative impact due to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the

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earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 6391339. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until January 7, 2022.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

CONAGRA BRANDS

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent and pending acquisitions and divestitures; including the pending divestiture of the Peter Pan peanut butter business; risks related to the timing to complete a potential divestiture of the Peter Pan peanut butter business; risks related to the ability and timing to obtain required regulatory approvals and satisfy other closing conditions for the divestiture of the Peter Pan peanut butter business; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers and employees; risks related to the availability and prices of raw materials, including any negative effects caused by inflation,  weather conditions or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this report, which speak only as of the date of this report. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, adjusted equity method investment earnings, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, adjusted EPS, adjusted net income, free cash flow, net debt, and net leverage ratio are forward-looking.  Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to,

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restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 29, 2020	November 24, 2019	Percent Change
Net sales	$2,995.2	$2,820.8	6.2%
Costs and expenses:
Cost of goods sold	2,106.3	2,022.9	4.1%
Selling, general and administrative expenses	357.7	369.8	(3.3)%
Pension and postretirement non-service income	(13.7)	(11.3)	21.2%
Interest expense, net	107.7	121.4	(11.3)%
Income before income taxes and equity method investment earnings	437.2	318.0	37.5%
Income tax expense	80.7	84.1	(3.9)%
Equity method investment earnings	23.0	27.6	(16.7)%
Net income	$379.5	$261.5	45.1%
Less: Net income attributable to noncontrolling interests	0.6	1.0	(43.0)%
Net income attributable to Conagra Brands, Inc.	$378.9	$260.5	45.4%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.77	$0.53	45.3%
Weighted average shares outstanding	489.1	487.3	0.4%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.77	$0.53	45.3%
Weighted average share and share equivalents outstanding	490.9	488.3	0.5%

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER YEAR TO DATE
	Twenty-six weeks ended	Twenty-six weeks ended
	November 29, 2020	November 24, 2019	Percent Change
Net sales	$5,674.1	$5,211.5	8.9%
Costs and expenses:
Cost of goods sold	3,975.0	3,749.1	6.0%
Selling, general and administrative expenses	658.0	770.6	(14.6)%
Pension and postretirement non-service income	(27.5)	(20.8)	32.5%
Interest expense, net	221.4	244.1	(9.3)%
Income before income taxes and equity method investment earnings	847.2	468.5	80.8%
Income tax expense	167.4	72.6	130.7%
Equity method investment earnings	29.5	39.9	(25.9)%
Net income	$709.3	$435.8	62.8%
Less: Net income attributable to noncontrolling interests	1.4	1.5	(3.7)%
Net income attributable to Conagra Brands, Inc.	$707.9	$434.3	63.0%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.45	$0.89	62.9%
Weighted average shares outstanding	488.6	487.0	0.3%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.44	$0.89	61.8%
Weighted average share and share equivalents outstanding	490.3	488.1	0.5%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 29, 2020	May 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$68.0	$553.3
Receivables, less allowance for doubtful accounts of $2.8 and $2.6	948.5	860.8
Inventories	1,622.8	1,367.8
Prepaid expenses and other current assets	156.9	93.9
Current assets held for sale	1.5	10.1
Total current assets	2,797.7	2,885.9
Property, plant and equipment, net	2,478.0	2,392.7
Goodwill	11,394.4	11,389.0
Brands, trademarks and other intangibles, net	4,277.8	4,305.1
Other assets	1,273.6	1,273.4
Noncurrent assets held for sale	55.2	57.9
	$22,276.7	$22,304.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$368.6	$1.1
Current installments of long-term debt	618.4	845.5
Accounts payable	1,598.1	1,520.2
Accrued payroll	131.4	189.4
Other accrued liabilities	629.5	725.8
Current liabilities held for sale	5.4	5.4
Total current liabilities	3,351.4	3,287.4
Senior long-term debt, excluding current installments	8,279.7	8,900.8
Other noncurrent liabilities	2,176.1	2,165.1
Total stockholders' equity	8,469.5	7,950.7
	$22,276.7	$22,304.0

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	November 29, 2020	November 24, 2019
Cash flows from operating activities:
Net income	$709.3	$435.8
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	193.0	193.4
Asset impairment charges	3.9	105.9
Loss on extinguishment of debt	44.3	0.3
Loss (gain) on divestitures	(5.3)	1.5
Equity method investment earnings in excess of distributions	(8.4)	(14.1)
Stock-settled share-based payments expense	30.9	21.0
Contributions to pension plans	(20.7)	(7.4)
Pension benefit	(19.1)	(13.2)
Other items	14.2	10.6
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(88.3)	(128.3)
Inventories	(247.2)	(230.0)
Deferred income taxes and income taxes payable, net	(39.9)	(23.0)
Prepaid expenses and other current assets	(39.8)	(7.0)
Accounts payable	111.2	207.3
Accrued payroll	(58.0)	(41.9)
Other accrued liabilities	(67.9)	(83.4)
Deferred employer payroll taxes	29.2	—
Net cash flows from operating activities	541.4	427.5
Cash flows from investing activities:
Additions to property, plant and equipment	(282.0)	(183.7)
Sale of property, plant and equipment	1.0	5.8
Purchase of marketable securities	(4.1)	(27.8)
Sale of marketable securities	6.0	29.9
Proceeds from divestitures, net of cash divested	8.6	139.0
Other items	—	(3.4)
Net cash flows from investing activities	(270.5)	(40.2)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	298.6	—
Net issuances (repayments) of other short-term borrowings	68.9	(0.5)
Issuance of long-term debt	988.2	—
Repayment of long-term debt	(1,881.7)	(210.9)
Debt issuance costs	(5.4)	—
Payment of intangible asset financing arrangement	(12.9)	(13.6)
Cash dividends paid	(207.3)	(206.7)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(8.4)	(0.7)
Other items	—	0.9
Net cash flows from financing activities	(760.0)	(431.5)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	3.8	(0.4)
Net change in cash and cash equivalents and restricted cash	(485.3)	(44.6)
Cash and cash equivalents and restricted cash at beginning of period	554.3	237.6
Cash and cash equivalents and restricted cash at end of period	$69.0	$193.0

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Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,285.3	$1,248.0	$249.8	$212.1	$2,995.2
Impact of foreign exchange	—	—	6.0	—	6.0
Net sales from divested businesses	(1.6)	—	—	(0.3)	(1.9)
Organic Net Sales	$1,283.7	$1,248.0	$255.8	$211.8	$2,999.3

Year-over-year change - Net Sales	12.5%	6.8%	6.6%	(23.1)%	6.2%
Impact of foreign exchange (pp)	—	—	2.5	—	0.2
Net sales from divested businesses (pp)	2.8	1.0	—	1.7	1.7
Organic Net Sales	15.3%	7.8%	9.1%	(21.4)%	8.1%

Volume (Organic)	13.6%	6.4%	6.4%	(25.3)%	6.6%
Price/Mix	1.7%	1.4%	2.7%	3.9%	1.5%
Q2 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,142.5	$1,168.3	$234.3	$275.7	$2,820.8
Net sales from divested businesses	(29.0)	(10.3)	—	(6.3)	(45.6)
Organic Net Sales	$1,113.5	$1,158.0	$234.3	$269.4	$2,775.2

Q2 FY21 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,419.5	$2,378.6	$468.8	$407.2	$5,674.1
Impact of foreign exchange	—	—	18.1	—	18.1
Net sales from divested businesses	(3.6)	—	—	(0.6)	(4.2)
Organic Net Sales	$2,415.9	$2,378.6	$486.9	$406.6	$5,688.0

Year-over-year change - Net Sales	14.1%	11.8%	6.9%	(22.5)%	8.9%
Impact of foreign exchange (pp)	—	—	4.1	—	0.3
Net sales from divested businesses (pp)	3.7	1.0	—	1.7	2.1
Organic Net Sales	17.8%	12.8%	11.0%	(20.8)%	11.3%

Volume (Organic)	15.3%	9.2%	8.3%	(24.8)%	8.5%
Price/Mix	2.5%	3.6%	2.7%	4.0%	2.8%
Q2 FY20 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,120.1	$2,127.4	$438.7	$525.3	$5,211.5
Net sales from divested businesses	(68.8)	(19.4)	—	(11.7)	(99.9)
Organic Net Sales	$2,051.3	$2,108.0	$438.7	$513.6	$5,111.6

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$316.4		$264.3		$39.5		$22.3		$(111.3)	$531.2
Restructuring plans	7.8		7.2		—		—		5.7	20.7
Acquisitions and divestitures	—		—		—		—		0.5	0.5
Gain on divestiture of a business	(5.3)		—		—		—		—	(5.3)
Early extinguishment of debt	—		—		—		—		44.3	44.3
Consulting fees on tax matters	—		—		—		—		(0.3)	(0.3)
Corporate hedging derivative losses (gains)	—		—		—		—		(3.3)	(3.3)
Adjusted Operating Profit	$318.9		$271.5		$39.5		$22.3		$(64.4)	$587.8

Operating Profit Margin	24.6%		21.2%		15.8%		10.5%			17.7%
Adjusted Operating Profit Margin	24.8%		21.8%		15.8%		10.5%			19.6%
Year-over-year % change - Operating Profit	19.9%		41.1%		49.3%		(41.6)%		27.0%	24.1%
Year-over year % change - Adjusted Operating Profit	16.8%		25.6%		48.4%		(41.6)%		(9.2)%	21.7%
Year-over-year bps change - Adjusted Operating Profit	92	bps	325	bps	445	bps	(335	) bps		250	bps
Q2 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$263.7		$187.4		$26.4		$38.3		$(87.7)	$428.1
Restructuring plans	19.2		1.2		0.2		—		14.6	35.2
Acquisitions and divestitures	2.3		—		—		—		(1.2)	1.1
Impairment of a business held for sale	—		27.6		—		—		—	27.6
Gain on divestiture of businesses	(0.2)		—		—		—		—	(0.2)
Contract settlement gain	(12.0)		—		—		—		—	(12.0)
Legal matters	—		—		—		—		(1.5)	(1.5)
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		(1.8)	(1.8)
Adjusted Operating Profit	$273.0		$216.2		$26.6		$38.3		$(71.0)	$483.1

Operating Profit Margin	23.1%		16.0%		11.3%		13.9%			15.2%
Adjusted Operating Profit Margin	23.9%		18.5%		11.3%		13.9%			17.1%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$600.0		$504.4		$78.0		$47.2		$(188.5)	$1,041.1
Restructuring plans	21.7		12.9		(0.1)		—		12.1	46.6
Acquisitions and divestitures	—		—		—		—		3.2	3.2
Gain on divestiture of a business	(5.3)		—		—		—		—	(5.3)
Early extinguishment of debt	—		—		—		—		44.3	44.3
Consulting fees on tax matters	—		—		—		—		1.2	1.2
Legal matters	—		—		—		—		(2.0)	(2.0)
Corporate hedging derivative losses (gains)	—		—		—		—		(0.8)	(0.8)
Adjusted Operating Profit	$616.4		$517.3		$77.9		$47.2		$(130.5)	$1,128.3

Operating Profit Margin	24.8%		21.2%		16.6%		11.6%			18.3%
Adjusted Operating Profit Margin	25.5%		21.7%		16.6%		11.6%			19.9%
Year-over-year % change - Operating Profit	44.4%		47.1%		52.3%		(31.9)%		0.7%	50.5%
Year-over year % change - Adjusted Operating Profit	28.2%		33.2%		48.0%		(31.9)%		(2.2)%	31.5%
Year-over-year bps change - Adjusted Operating Profit	279	bps	349	bps	462	bps	(161	) bps		342	bps
Q2 FY20 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$415.4		$343.0		$51.2		$69.4		$(187.2)	$691.8
Restructuring plans	38.3		1.8		1.4		—		43.2	84.7
Acquisitions and divestitures	3.0		—		—		—		—	3.0
Impairment of businesses held for sale	31.4		27.6		—		—		—	59.0
Brand impairment charges	3.5		15.8		—		—		—	19.3
Loss on divestiture of businesses	1.5		—		—		—		—	1.5
Contract settlement gain	(12.0)		—		—		—		—	(12.0)
Legal matters	—		—		—		—		(1.5)	(1.5)
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		5.4	5.4
Adjusted Operating Profit	$481.1		$388.2		$52.6		$69.4		$(133.5)	$857.8

Operating Profit Margin	19.6%		16.1%		11.7%		13.2%			13.3%
Adjusted Operating Profit Margin	22.7%		18.3%		12.0%		13.2%			16.5%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$888.9		$357.7		$531.2		$437.2	$80.7	17.6%	$378.9	$0.77
% of Net Sales	29.7%		11.9%		17.7%
Restructuring plans	9.5		11.2		20.7		20.7	5.3		15.4	0.03
Acquisitions and divestitures	—		0.5		0.5		0.5	0.1		0.4	—
Corporate hedging derivative losses (gains)	(3.3)		—		(3.3)		(3.3)	(0.8)		(2.5)	(0.01)
Advertising and promotion expenses [2]	—		63.6		—		—	—		—	—
Gain on divestiture of a business	—		(5.3)		(5.3)		(5.3)	(1.8)		(3.5)	(0.01)
Early extinguishment of debt	—		44.3		44.3		44.3	11.1		33.2	0.07
Consulting fees on tax matters	—		(0.3)		(0.3)		(0.3)	(0.1)		(0.2)	—
Capital loss valuation allowance adjustment	—		—		—		—	25.3		(25.3)	(0.05)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$895.1		$243.7		$587.8		$493.8	$119.8	23.2%	$396.4	$0.81
% of Net Sales	29.9%		8.1%		19.6%
Year-over-year % of net sales change - reported	139	bps	(116	) bps	256	bps
Year-over-year % of net sales change - adjusted	139	bps	(107	) bps	250	bps

Year-over-year change - reported	11.4%		(3.3)%		24.1%		37.5%	(3.9)%		45.4%	45.3%
Year-over-year change - adjusted	11.4%		(6.2)%		21.7%		32.4%	27.4%		29.5%	28.6%

Q2 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$797.9	$369.8	$428.1	$318.0	$84.1	24.3%	$260.5	$0.53
% of Net Sales	28.3%	13.1%	15.2%
Restructuring plans	7.6	27.6	35.2	35.2	7.7		27.5	0.06
Acquisitions and divestitures	—	1.1	1.1	1.1	0.3		0.8	—
Corporate hedging derivative losses (gains)	(1.8)	—	(1.8)	(1.8)	(0.5)		(1.3)	—
Advertising and promotion expenses [2]	—	60.7	—	—	—		—	—
Adjustment to gain on Ardent JV asset sale	—	—	—	—	0.2		0.4	—
Impairment of a business held for sale	—	27.6	27.6	27.6	2.2		25.4	0.05
Contract settlement gain	—	(12.0)	(12.0)	(12.0)	(3.0)		(9.0)	(0.02)
Legal matters	—	(1.5)	(1.5)	(1.5)	(0.4)		(1.1)	—
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—	(0.2)	(0.2)	(0.2)	(0.7)		0.5	—
Unusual tax items	—	—	—	—	2.6		(2.6)	(0.01)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$803.7	$259.9	$483.1	$373.0	$94.1	23.4%	$306.1	$0.63
% of Net Sales	28.5%	9.2%	17.1%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21 YTD	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,699.1		$658.0		$1,041.1		$847.2	$167.4	19.1%	$707.9	$1.44
% of Net Sales	29.9%		11.6%		18.3%
Restructuring plans	19.9		26.7		46.6		46.6	11.7		34.9	0.07
Acquisitions and divestitures	—		3.2		3.2		3.2	0.8		2.4	—
Corporate hedging derivative losses (gains)	(0.8)		—		(0.8)		(0.8)	(0.2)		(0.6)	—
Advertising and promotion expenses [2]	—		109.5		—		—	—		—	—
Gain on divestiture of a business	—		(5.3)		(5.3)		(5.3)	(1.8)		(3.5)	(0.01)
Early extinguishment of debt	—		44.3		44.3		44.3	11.1		33.2	0.07
Consulting fees on tax matters	—		1.2		1.2		1.2	0.3		0.9	—
Legal matters	—		(2.0)		(2.0)		(2.0)	(0.5)		(1.5)	—
Capital loss valuation allowance adjustment	—		—		—		—	25.3		(25.3)	(0.05)
Unusual tax items	—		—		—		—	7.6		(7.6)	(0.02)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$1,718.2		$480.4		$1,128.3		$934.4	$221.7	23.0%	$740.8	$1.51
% of Net Sales	30.3%		8.5%		19.9%
Year-over-year % of net sales change - reported	188	bps	(319	) bps	507	bps
Year-over-year % of net sales change - adjusted	188	bps	(144	) bps	342	bps

Year-over-year change - reported	16.2%		(14.6)%		50.5%		80.8%	130.7%		63.0%	61.8%
Year-over-year change - adjusted	16.1%		(6.9)%		31.5%		47.1%	45.1%		43.6%	42.5%

Q2 FY20 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,462.4	$770.6	$691.8	$468.5	$72.6	14.3%	$434.3	$0.89
% of Net Sales	28.1%	14.9%	13.3%
Restructuring plans	12.1	72.6	84.7	85.3	19.2		66.1	0.14
Acquisitions and divestitures	—	3.0	3.0	3.0	0.8		2.2	—
Corporate hedging derivative losses (gains)	5.4	—	5.4	5.4	1.3		4.1	0.01
Advertising and promotion expenses [2]	—	106.0	—	—	—		—	—
Gain on Ardent JV asset sale	—	—	—	—	(1.1)		(3.7)	(0.01)
Impairment of businesses held for sale	—	59.0	59.0	59.0	4.0		55.0	0.11
Contract settlement gain	—	(12.0)	(12.0)	(12.0)	(3.0)		(9.0)	(0.02)
Brand impairment charges	—	19.3	19.3	19.3	4.5		14.8	0.03
Legal matters	—	(1.5)	(1.5)	(1.5)	(0.4)		(1.1)	—
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—	1.5	1.5	1.5	(0.3)		1.8	—
Unusual tax items	—	—	—	—	53.6		(53.6)	(0.11)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$1,479.9	$516.1	$857.8	$635.1	$152.8	22.8%	$515.9	$1.06
% of Net Sales	28.4%	9.9%	16.5%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q2 FY21	Q2 FY20	% Change
Equity method investment earnings	$23.0	$27.6	(16.7)%
Adjustment to gain on Ardent JV asset sale	—	0.6
Adjusted equity method investment earnings	$23.0	$28.2	(18.5)%

	Q2 FY21 YTD	Q2 FY20 YTD	% Change
Equity method investment earnings	$29.5	$39.9	(25.9)%
Gain on Ardent JV asset sale	—	(4.8)
Adjusted equity method investment earnings	$29.5	$35.1	(15.7)%

	Q2 FY21 YTD	Q2 FY20 YTD	% Change
Pension and postretirement non-service income	$(27.5)	$(20.8)	32.5%
Restructuring plans	—	(0.6)
Adjusted pension and postretirement non-service income	$(27.5)	$(21.4)	28.7%

	November 29, 2020	November 24, 2019	% Change
Net cash flows from operating activities	$541.4	$427.5	26.6%
Additions to property, plant and equipment	(282.0)	(183.7)	53.5%
Free cash flow	$259.4	$243.8	6.4%

	Q2 FY19	Q4 FY19	Q4 FY20	Q2 FY21
Notes payable	$0.9	$1.0	$1.1	$368.6
Current installments of long-term debt	17.2	20.6	845.5	618.4
Senior long-term debt, excluding current installments	11,349.5	10,459.8	8,900.8	8,279.7
Subordinated debt	195.9	195.9	—	—
Total Debt	$11,563.5	$10,677.3	$9,747.4	$9,266.7
Less: Cash	442.3	236.6	553.3	68.0
Net Debt	$11,121.2	$10,440.7	$9,194.1	$9,198.7

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY21 LTM [2]
Net Debt	$9,198.7

Net income attributable to Conagra Brands, Inc.	$1,113.7
Add Back: Income tax expense	296.1
Income tax expense attributable to noncontrolling interests	(1.2)
Interest expense, net	464.4
Depreciation	328.8
Amortization	59.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,261.5
Restructuring plans [1]	65.2
Acquisitions and divestitures	5.5
Corporate hedging derivative gains	(0.7)
Consulting fees on tax matters	1.2
Pension settlement and valuation adjustment	42.9
Gain on divestiture of businesses	(5.1)
Legal matters	3.0
Early extinguishment of debt	44.3
Adjustment to contract settlement gain	0.1
Brand impairment charges	146.2
Adjustment to gain on Ardent JV asset sale	0.7
Adjusted EBITDA	$2,564.8

Net Debt to Adjusted LTM EBITDA	3.6

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q2 FY21	Q2 FY20	% Change
Net income attributable to Conagra Brands, Inc.	$378.9	$260.5	45.4%
Add Back: Income tax expense	80.7	84.1
Income tax expense attributable to noncontrolling interests	(0.1)	0.1
Interest expense, net	107.7	121.4
Depreciation	82.8	81.7
Amortization	15.0	15.0
Earnings before interest, taxes, depreciation, and amortization	$665.0	$562.8	18.1%
Restructuring plans [1]	11.4	27.2
Acquisitions and divestitures	0.5	1.1
Corporate hedging derivative gains	(3.3)	(1.8)
Early extinguishment of debt	44.3	—
Consulting fees on tax matters	(0.3)	—
Contract settlement gain	—	(12.0)
Gain on divestiture of businesses	(5.3)	(0.2)
Impairment of a business held for sale	—	27.6
Legal matters	—	(1.5)
Environmental matters	—	6.6
Adjustment to gain on Ardent JV asset sale	—	0.6
Adjusted Earnings before interest, taxes, depreciation, and amortization	$712.3	$610.4	16.7%

1 Excludes comparability items related to depreciation.

	Q2 FY21 YTD	Q2 FY20 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$707.9	$434.3	63.0%
Add Back: Income tax expense	167.4	72.6
Income tax expense attributable to noncontrolling interests	(0.4)	(0.1)
Interest expense, net	221.4	244.1
Depreciation	163.1	163.4
Amortization	29.9	30.0
Earnings before interest, taxes, depreciation, and amortization	$1,289.3	$944.3	36.5%
Restructuring plans [1]	29.7	71.0
Acquisitions and divestitures	3.2	3.0
Corporate hedging derivative losses (gains)	(0.8)	5.4
Early extinguishment of debt	44.3	—
Consulting fees on tax matters	1.2	—
Impairment of businesses held for sale	—	59.0
Loss (gain) on divestiture of businesses	(5.3)	1.5
Legal matters	(2.0)	(1.5)
Environmental matters	—	6.6
Contract settlement gain	—	(12.0)
Brand impairment charges	—	19.3
Gain on Ardent JV asset sale	—	(4.8)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,359.6	$1,091.8	24.5%

1 Excludes comparability items related to depreciation.